UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2007
ISOTIS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33272 (Commission File Number)	20-5825634 (I.R.S. Employer Identification No.)
2 Goodyear
Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 595-8710
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On August 6, 2007, IsoTis OrthoBiologics, Inc. (“IsoTis OrthoBiologics”), a Washington corporation and a wholly-owned subsidiary of IsoTis, Inc., a Delaware corporation (“IsoTis”), and Integra LifeSciences Holdings Corporation, a Delaware corporation (“Integra”), entered into a Private Label Distribution Agreement (the “Distribution Agreement”). Pursuant to the Distribution Agreement, IsoTis OrthoBiologics will produce and sell to Integra at specified prices, and Integra will have nonexclusive worldwide rights to distribute, under its own brand names, other than for dental applications, the following products: DynaGraft® II Demineralized Bone Matrix Putty, DynaGraft® II Demineralized Bone Matrix Gel, OrthoBlast® II DBM and Cancellous Bone in Reverse Phase Medium Putty and OrthoBlast® II DBM and Cancellous Bone in Reverse Phase Medium Paste. The Distribution Agreement became effective on August 6, 2007 and terminates on December 31, 2012, and may be renewed for two additional successive three-year periods.
     Also on August 6, 2007, IsoTis OrthoBiologics and Integra entered into a Letter Agreement Regarding Option to Extend Scope of Distribution Agreement (the “Option Agreement”). Pursuant to the Option Agreement, IsoTis OrthoBiologics granted Integra an option (the “Option”) to expand the scope of the Distribution Agreement to include the exclusive right to distribute IsoTis OrthoBiologics’ Accell line of proprietary natural and synthetic bone graft substitutes, including, without limitation, Accell 100, Accell Connexus, Accell TBM and A2i, solely for use in surgical applications for the foot and ankle. The Option becomes exercisable on January 1, 2008 and terminates on December 31, 2008, and, if exercised, Integra shall pay IsoTis OrthoBiologics $1,000,000 in cash. Under certain circumstances, the Option Agreement will immediately terminate upon the termination of the Agreement and Plan of Merger, dated as of August 6, 2007, by and among Integra, Ice Mergercorp, Inc., a Delaware corporation and wholly-owned subsidiary of Integra, and IsoTis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOTIS, INC.
Date: August 10, 2007	By:	/s/ Robert J. Morocco
Robert J. Morocco
Chief Financial Officer/ Treasurer and Secretary